Distribution: Hemant Lall, Paul Gribik, Dariush Shirmohammadi

Author: Al Suding, 5/9/97

I got your phone mail and talked with George today. Everything is "thumbs up". Hemant and George need to talk before Monday because Edison wants their lawyers to talk to George at 10:00a.m. on Monday.

I scheduled conference call with Paul, Dariush, and I with George at 8:30 a.m. on Monday from ISO Alhambra offices. (That OK Dariush & Paul?)

George wants to make sure we're in sync before talking to Edison lawyers.

George's number is 303-467-3566. I gave him Hemant's hotel number (although you're probably not there) and Hemant's home number. If George can't reach Hemant today he will try at his home Friday night or Saturday.

By the way, George's business partner is Jeff Amlin. George usually talks with clients and lays out the model. Jeff checks him and develops the software model. They have talked and both agree that they need PSC to pull off the Edison contract.

Gary Steam (Edison Treasurer's) will be the project contact on Edison's side representing Willie Heller.

Other info:
George has had some discussion with McKinsey in the past but that appears to have ended. McKinsey did not follow through with George several times. And George had to tell some of their clients that what McKinsey was recommending was wrong. George has been in discussions with other utilities and needs to keep that in balance too. George doesn't see either of these as a problem but wanted to alert us.

George mentioned that South America could be a big market for this sort of work too, as well as other parts of U.S. and Europe. He's very concerned in arranging the contract with Edison so that Edison gets the protection they want without prohibiting our market elsewhere.

Distribution: Paul Gribik, Alan Suding, Dariush Shirmohammadi, George Backus

From: Alan.Suding~pscmail.ps.net
To: gbackus~boulderearthnet.net
Subject: SCE Project
Date: Wednesday, May 07, 1997 8:22 PM >

Paul & Dariush are interested although they are concerned about whether Edison is the right company to do this with. I think it's too good an opportunity to pass up.

PSC has the statistical and other talent to fill in the gaps, I believe.

The guy I need to talk to nail down specific talent is out of town this week in some corporate meetings. While he checks e-mail it may take a few days to pull things together.

What is Heller expecting back next? And when?


Re: SCE Project
Author: gbackusgboulder.earthnet.netsmtp at x400po Date: 5/8/97 10:32 AM

Heller want a multi-hundred thousand dollar proposal yesterday to have a working tested product in-house and his staff fully trained by the end of October. Hey, no problem.... (This is peanuts compared to your $48 million of work due yesterday.) I can "fix" some of the demands in a proposal, but I hope your guy and I can talk Monday.

Thanks for your help. Who do Paul and Dariush think I should approach - or conversely why do they think SCE is bad? I don't want to get in more trouble than its worth.

George


Re: SCE Project
Author: Alan Suding at PSC-LADWP
Date: 5/8/97 9:55 AM

Here's the scope and timing of the project. Any suggestions for other companies to pursue besides SCE? Since this opportunity has come up with SCE, I'm prone to want to take advantage of it since it's an opportunity to learn though the implementation. The experienced gained would be transferable, eh?

Any ideas on someone to recommend to work with George at least on a contingent basis? Would you have time for phone calls to help George move ahead while approval/decisions are pursued in PSC?


Re[2]: SCE Project
Author: dariush shirmohammadi at psc-ladwp Date: 5/8/97 2:59 PM

Al,

I am amazed how quickly this is materializing. However, I am not sure what is it that George is asked to do for SCE and what is it that we can help him with. Could you help me with it?

I am definitely interested in participating in the Monday discussion. I am assuming Paul is also interested. What are the logistics?

I am not sure whether you are aware that Kathleen Byrne is also trying to establish some contacts/projects/work with SCE in these similar areas. I suggest that you talk with her soon.

Finally, I do believe that at this time we should concentrate on doing the work for one company only (say, SCE) and learn from the process. We should, however, start to market our future services as an alliance with George Backus in the industry. In doing all of this, we need to make sure that there is no conflict with the ISO project so ar as propriety is concerned.

Look forward to hearing from you.

Dariush


Re[3]: SCE Project
Author: Alan Suding at PSC-LADWP
Date: 5/8/97 3:19 PM


You and Paul can help with your insights and understanding of Calif ISO/PX specifics, related gaming options, and generally smart people.

Know much about statistics?

I'll get in touch with Kathleen. Thanks.

I hope Hemant and Castleberry join in this discussion soon especially regarding marketing, work priorities, and such. I've sent them e-mails about this but haven't heard back yet.